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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 27, 2020, Standard General issued the following press release and letter to shareholders of the Company.

STANDARD GENERAL URGES FELLOW SHAREHOLDERS TO VOTE TO REVITALIZE TEGNA’S ENTRENCHED BOARD WITH HIGHLY-QUALIFIED, DIVERSE DIRECTORS TO REPOSITION COMPANY FOR VALUE CREATION

Vote the WHITE Proxy Card for Meaningful Change, Fresh Perspectives, and Diversity on TEGNA’s Board

NEW YORK, April 27, 2020 – Standard General L.P., the largest equity holder of TEGNA Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), today urged its fellow shareholders to vote for meaningful change, fresh perspectives, and diversity on TEGNA’s Board of Directors by voting on Standard General’s WHITE proxy card.

A LETTER TO THE SHAREHOLDERS OF TEGNA, INC.

April 27, 2020

Dear Fellow TEGNA Shareholder:

TEGNA’s Annual General Meeting is this Thursday, April 30. This is your opportunity to restore the voice of shareholders. Standard General is not only the Company’s largest shareholder, with a direct economic stake of almost 12% of TEGNA’s shares, but we are also experienced investors in broadcasting companies with a strong track record of success. We firmly believe that TEGNA should be delivering enhanced value to shareholders commensurate with the quality of its unique assets.

There are significant issues at TEGNA that, time and again, the Board has failed to address: sustained underperformance, strategic missteps, and deficient corporate governance and management oversight.

Meaningful change is needed to revitalize the Board, and can be achieved with the election of our four diverse, independent, and exceptionally well-qualified nominees, who have the right background and experience to bring fresh perspectives and effective management oversight to TEGNA and ensure the Company performs for shareholders.

VOTE FOR REAL DIVERSITY WITHOUT COMPROMISE

Voting Standard General’s WHITE proxy card is a vote for a majority woman-led Board, and would enable TEGNA to join just 1% of U.S. public companies with that distinction. It would also double the number of minority directors, who would make up one-third of the Board’s membership, better reflecting TEGNA’s audience.

Standard General has nominated a slate of fantastically qualified candidates that deliver on this promise, while also bringing critical experience, both in local affiliate broadcast operations and as C-level executives of publicly traded companies in our business. Although TEGNA is a ‘pure-play’ broadcaster, not a single independent director has ever served as an employee, executive, or director of a local affiliate broadcaster other than TEGNA. Adding diversity of experience, in this case, means adding relevant, industry experience.

All four of our nominees also sit on other public company boards and bring with them those diverse perspectives, whereas just three of TEGNA’s 12 current directors have other board involvement. Notably, one of the three directors sits on a board that is facing an activist challenge, and another sits on the board of a major opioid distributor, which does not seem particularly relevant perspective to TEGNA. This is the opportunity to deliver a step change to the Board’s diversity, experience, and quality.

VOTE FOR REVITALIZING THE BOARD AND ENHANCING VALUE FOR ALL SHAREHOLDERS WITH OUR NOMINEES

Management doesn’t own this company – we do.

The response to Standard General having raised our hand to ask for proportional representation has been an unending barrage of invective and ad hominem attacks. And it hasn’t come cheap. By their own admission, Management spent $6 million in the Fourth Quarter alone and has said they expect to spend at least another $6 million before this is through – all to avoid being held accountable.

I would posit that these expenditures are an unwise and unsuitable use of Company funds in the best of times. Amid the COVID-19 pandemic, they are unconscionable.

Our audience’s demand for local news is higher than it has been for a long time, but Management has insisted that newsroom staffers take furloughs and pay cuts—the estimated savings of which are substantially less than the Board has spent on this proxy fight.1 That is shameful.

In contrast, TEGNA’s peers Scripps and Gray have made a point about saying that there will no cuts in their newsrooms.2

While you have been inundated with an endless barrage of press releases and online and social media ads from the Company, shareholders have heard nothing about employee furloughs, which I certainly deem material and worthy of an 8-K filing. Management is so overly focused on preventing news of the furloughs from leaking out that they reportedly forced managers read from a script when communicating with employees and swore all employees to silence. Are these the values we want espoused by our trusted news sources? We shareholders should not reward Management for this behavior.

VOTE AGAINST MANAGEMENT’S ATTEMPT TO RICHLY COMPENSATE THEMSELVES BY GETTING SHAREHOLDERS TO CONSENT TO ALMOST 10% FURTHER DILUTION

This management team has “successfully” held off strategic suitors for over a year until, finally, market conditions made a fantastic shareholder outcome unachievable. Should their reward be the ability to grant themselves more of the Company as a vote for PROPOSAL 4 would allow?

The CEO has received more than $35 million in compensation in the 12-plus years as a Named Executive Officer of this Company and its predecessor. Nearly $17 million of that was in the form of stock compensation, yet currently he owns less than $5 million of shares. How? Through terrible long-term stock performance married with insider selling over the entire decade.

The Board is no better, as there is no discernable buying activity from current directors. Given the abject failure of equity incentive compensation to date, we urge shareholders to VOTE NO on the 2020 OMNIBUS EQUITY INCENTIVE PLAN that will empower this Board to dilute us further by almost 10 percent.

1 Estimated using median employee pay and number of employees, as reported in TEGNA’s 2020 proxy statement.

2 See: Appendix C – Industry Websites’ Coverage Regarding TEGNA’s Furloughs.

We would also note that Glass Lewis gave TEGNA a “D” grade for pay-for-performance, commenting that the Company overall, “paid moderately more than its peers, but performed moderately worse than its peers.” Yet, Glass Lewis recommended that shareholders vote for PROPOSAL 4. There appears to be a complete disconnect here. Should we shareholders take their recommendation and suffer another 10 percent dilution? If this Management and Board value shares so much, they should use their substantial pay to purchase some in the open market.

VOTE ON THE WHITE CARD AS RECOMMENDED BY INSTITUTIONAL SHAREHOLDER SERVICES (ISS)

Leading proxy voting advisor ISS supports change on the TEGNA Board. It noted the sustained underperformance at TEGNA after conducting a detailed analysis of Standard General's and TEGNA management's positions, and carefully considering, among other things, the Company's total shareholder return and operating and financial performance versus those of peers and relevant market indices.

ISS noted:

“The key change that appears necessary is confirming the board's openness to negotiating with potential bidders. As such, votes are warranted on the WHITE card for dissident nominee Colleen Brown, who seems well suited to provide such oversight and contribute her experience with local broadcasting.”

“At the same time, Tegna's presentation of the facts in its communication with shareholders raises concerns. The company's TSR presentation appears to use a cherry-picked time period, attributes the share price gains from M&A rumors to operational outperformance, and includes a non-broadcasting peer (Meredith) with substantially lower EBITDA margins.”

“Although the board is involved in the company's shareholder engagement program, the discount that the market applies to its value of Tegna's EBITDA suggests that investors do not trust the guidance communicated by Tegna in the same way that the guidance from Tegna's peers is respected.”

We have presented clear examples of misleading statements and inconsistencies, and other important information, at www.TomorrowsTEGNA.com.

In the end, the numbers don’t lie. While this management has touted First Quarter results as “strong performance,” our easy to follow, fact-based analysis shows that the Quarter was anything but inspiring. In fact, those results show the Company has generated no organic EBITDA growth, despite recent renegotiation of retransmission rates, and has failed to achieve the touted benefits of its acquisition strategy.3

THE TIME FOR CHANGE IS NOW

This is an entrenched and stale Board that has repeatedly given shareholders false hope. First, the Board said that the Gannett spin would create significant value. It didn’t. Then, TEGNA spun off Cars.com and sold CareerBuilder. That didn’t work either. TEGNA then began buying up stations, claiming scale would be the solution. Now, here we are: trading at $11 a share, recently downgraded further into junk status, with millions of shareholders’ dollars spent on defending against much needed change.

3 See: Appendix D – TEGNA’s First Quarter Results Were Anything but “Strong” or “Solid,” Contrary to Management’s Claims.

We attribute these failures in particular to the four longstanding directors we are seeking to replace: Howard Elias, Scott McCune, Bruce Nolop, and Neal Shapiro. They are not the right directors for the current era of volatility and market uncertainty. None of them have the crucial operating experience in local affiliate broadcasting needed to effectively oversee Management, and they all have allowed for a massive destruction of shareholder value.4

You have the opportunity to vote to replace them with the right directors. Our nominees – Colleen Brown, Ellen McClain Haime, Soo Kim, and Deborah McDermott – have a history of delivering profitable returns in similarly situated local affiliate broadcasting companies. Their independence, diversity, and deep experience is needed now more than ever to help achieve profitable returns for shareholders. We have the opportunity to position TEGNA for success.5

Let’s not wait any longer for Tomorrow’s TEGNA.

Sincerely,

Soo Kim

Founding Partner

Standard General L.P.

4 See: Appendix A – Directors We Are Targeting Have Overseen Poor Performance.

5 See: Appendix B – Standard General’s Nominees: More Qualified and Committed to Maximizing Value for All Shareholders.

APPENDIX A – Directors We Are Targeting Have Overseen Poor Performance

APPENDIX B – Standard General’s Nominees: More Qualified and Committed to Maximizing Value for All Shareholders

APPENDIX C – Industry Websites’ Coverage Regarding TEGNA’s Furloughs

PugetSound.Media – Tegna making cuts while Gray Television does opposite

By Mike Cherry

April 6, 2020

Scott Jones’ FTVLive today reports that Tegna is the latest broadcasting corporation making cuts in the wake of severe advertising curtailment during the COVID-19 crisis.  In an email to all staff, Tegna CEO Dave Lougee has stated that employees are being told that between the end of April and the end of June that they will be asked to take a week off with no pay, but will retain their benefits. The message also stated that GM’s are taking a 20% pay cut, while CEO Dave Lougee will take a 25% pay cut over a 3 month period. The company has not ruled out future layoffs as well. Tegna owns KING-TV & KONG-TV here in the Northwest.

Meanwhile, Gray Television has sent an email memo to staff to indicate that the company will not be implementing layoffs or furloughs during the pandemic. FTVLive obtained the email from Gray’s CEO Hilton H Howell Jr. which informs employees they will continue in their jobs, receive all benefits, health care & dental coverage. Additionally, Gray staff will not be asked to take unpaid leave or pay cuts.

It’s refreshing & reassuring to read that at least one corporate broadcaster is trying to ‘weather the storm’ & forgo profits & corporate revenue income for the sake of keeping hard-working staff on air & ensuring the public remains informed during this trying time.

FTV Live – Look Where Tegna is Spending Millions of Dollars While Furloughing Employees

By Scott Jones

April 24, 2020

The Furloughs have started at Tegna and will continue for the next couple of months.

But, you maybe be interested in knowing that Tegna has spent millions of dollars trying to fight off investing group Standard General.

Standard General are active investors in broadcasting/media and are currently the largest investor in Tegna. The company, headed by Soo Kim owns almost 12% of Tegna and is currently trying to get some seats on Tegna’s board of directors.

Tegna has spent nearly $15 million dollars trying to fight off Standard General and despite Kim owning the largest share of the company, Tegna does not want him or his people on their board.

Standard General wants to have 4 seats on the 12 person board and Tegna’s executives are doing all they can to stop that from happening. Tegna has gone so far as to buy ads on FTVLive and other websites to beg shareholders to vote to keep the current board members.

Many of Tegna’s current board members lack broadcasting experience and know next to nothing when it comes to TV news.

Standard General wants to bring board members that understand how broadcasting and TV news work. In other words, Standard General thinks you should have Journalists cover the news and not comedians. What a concept!

Tegna CEO Dave Lougee is begging shareholders to use their proxy vote to keep his board intact. As Tegna's largest shareholder, Standard General thinks that it deserves a few seats at the table.

FTVLive couldn't care less what is happening in the boardroom, but we do care as to what is happening in the newsroom?

Tegna is asking their news people to cover the COVID pandemic and inform the viewers. They are rewarding those people by furloughing them and cutting their pay. This is all happening while they are spending millions to try and starve off Standard General in a proxy fight.

Tegna has told their employees that the furloughs are being used to hopefully stop layoffs. They are not telling their employees that they have spent north of $10 million bucks, so their cushy board members can keep their seats.

And so they can continue to hire comics to do the news.

FTVLive – Tegna General Managers Read From The Same Script

April 07, 2020

By Scott Jones

Yesterday, FTVLive was the FIRST (by hours) to tell you that Tegna was telling their employees that they were going to be furloughed.

The General Managers at Tegna stations all scheduled conference calls with their staff at the same time and then the GM’s read off a script that was provided by corporate.

FTVLive was texting and emailing with a number of Tegna employees as the furloughs were being announced and it was like I was listening to people sitting in the exact same meeting, even though that were all over the country at different stations.

“I can tell my GM is reading a script, it sounds nothing like how he talks or interacts,” said one Tegna employee in an email.

“This reminds me of the Sinclair Anchors reading the Trump talking points,” said another Tegna staffer.

The one thing that all GM’s stressed to the staff was not to talk about the furloughs on social media or tell anyone.

“They didn’t want it out there and they surely did not want anyone leaking it to FTVLive,” said one employee. The Tegna GM’s talking points were, “complaining about one week of lost pay would be insensitive to viewers.”

Yet, as companies have been cutting back their workforce and viewers have been laid off or had their jobs eliminated, the news media has been covering the story. But, when furloughs are happening at their company, Tegna is asking their employees to keep it quiet.

So much for transparency at Tegna.

At least one TV newsie thinks he has seen this movie before:

APPENDIX D – TEGNA’s First Quarter Results Were Anything but “Strong” or “Solid,” Contrary to Management’s Claims

Source: Company filings

(1) Incremental political revenue generated in Q1 2020 of $44m multiplied by an estimated 85% contribution margin.

(2) Per Company presentation dated March 2020 – page 15 indicates $200m blended EBITDA – contribution from acquisitions adjusted downward for odd year (to exclude political impact).

(3) As an example, Sinclair, an industry peer, reported a 13% organic increase in its local affiliate subscription revenue in 2019. If we take TEGNA’s Q1 2019 subscription revenue of $242m and assume 13% growth and a 40% net retrans margin (per Wells Fargo report Apr 13, 2020), this implies an incremental EBITDA contribution of $13m. However, management’s guidance implies a $23 million irreconcilable gap from either negative organic growth (despite recent renegotiation of retrans rates) or failure to achieve expected M&A synergies.

VOTE YOUR SHARES TODAY ON THE WHITE PROXY CARD FOR BOARD CHANGE

We encourage shareholders to submit proxies online or via telephone if possible, given current circumstances surrounding COVID-19. Information related to TEGNA’s 2020 Annual Meeting of Shareholders and instructions on how to vote are included materials you have received and available at www.TomorrowsTEGNA.com.

IMPORTANT NOTE: If you have already voted using a gold proxy card, you can change your vote using the WHITE proxy card. Only your latest-dated vote will count.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General's extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Media Contact

media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.